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Exhibit 99.1

Media Contact:
Kenneth Keen
Senior Communications Specialist
Biogen, Inc.
tel: (617)679-2837

Investment Community Contact:
John Conley
Director of Investor Relations
Biogen, Inc.
tel: (617)679-2812
                                             FOR IMMEDIATE RELEASE

               BIOGEN ANNOUNCES THAT BOARD OF DIRECTORS AUTHORIZES
              REPURCHASE OF UP TO 2,500,000 SHARES OF COMMON STOCK

Cambridge, MA (October 6, 1997) -- Biogen, Inc. (NASDAQ/BGEN) today announced that its Board of Directors has authorized the repurchase of up to 2,500,000 shares of its common stock. The repurchased stock will provide the Company with treasury shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. Stock purchases will occur from time to time over the next two years, depending on market conditions.

Jim Tobin, Biogen's President and Chief Executive Officer, said, "We believe this stock buyback plan is in the best interests of our shareholders and reflects our commitment to maximizing shareholder value. By approving this plan, the Board of Directors has expressed its confidence in our strategy and our prospects for future growth."

Biogen, Inc., headquartered in Cambridge, MA, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. The Company's revenues are generated from U.S. and European sales of AVONEXa (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis, and from the worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen's research and development activities are focused on novel products in multiple sclerosis, inflammatory, respiratory, kidney and cardiovascular diseases, developmental biology and gene therapy. For copies of press releases and additional information about the Company, please consult Biogen's Homepage on the World Wide Web at http://www.biogen.com.